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                                                                    EXHIBIT 10.8

                              MANAGEMENT AGREEMENT

          Management Agreement (this "Agreement"), dated as of November 23, 2005, between Sunshine Acquisition Corporation, a Delaware corporation (the "Company"), William C. Stone, an individual (the "Investor"), and TC Group, L.L.C., a Delaware limited liability company ("Carlyle").

RECITALS:

          WHEREAS, Carlyle, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of corporate management, business strategy, investment, acquisitions and other matters relating to the business of the Company;

          WHEREAS, the Company desires to avail itself of the expertise of Carlyle in the aforesaid areas, in which it acknowledges the expertise of Carlyle;

          WHEREAS, Investor has agreed to contribute equity of SS&C Technologies, Inc., a Delaware corporation ("SS&C"), to the Company pursuant to that certain Contribution and Subscription Agreement, dated as of July 28, 2005, by and among Investor and the Company (the "Contribution Agreement") and Investor has entered into a long-term employment agreement with the Company (the "Employment Agreement"); and

          WHEREAS, (i) the Company has agreed to pay Investor a fee to acknowledge Investor's commitment to contribute equity to the Company pursuant to the Contribution Agreement and to acknowledge Investor's entry into the Employment Agreement, including the non-competition provisions therein, and (ii) the Company has agreed to pay Carlyle certain fees for services provided hereunder.

                                   AGREEMENT:

          NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

          I. APPOINTMENT.

          The Company hereby appoints Carlyle to render the advisory and consulting services described in Section II hereof for the term of this Agreement.

          II. SERVICES.

               A. Carlyle has provided investment banking, financial advisory and other services in connection with the merger of Sunshine Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Co"), with and into SS&C, and certain other transactions related thereto (the "Transactions"), pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 28, 2005, as amended, by and among the Company, Merger Co and SS&C (the "Transaction Investment Banking Services").

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               B. During the term of this Agreement, Carlyle shall render to the
Company, by and through such of Carlyle's officers, employees, agents, representatives and affiliates as Carlyle, in its sole discretion, shall designate, in cooperation with the Company's executive officers, from time to time, advisory, consulting and other services (the "Oversight Services") in relation to the operations of the Company, strategic planning, marketing and financial oversight and including, without limitation, advisory and consulting services in relation to the selection, retention and supervision of independent auditors, the selection, retention and supervision of outside legal counsel, the selection, retention and supervision of investment bankers or other financial advisors or consultants and the structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Company.

               C. It is acknowledged and agreed that, from time to time, Carlyle may be requested to perform services (including, without limitation, Investment Banking Services (as defined below)) in addition to the Oversight Services, for which Carlyle shall be entitled to additional compensation, and it is expressly agreed that the Oversight Services shall not include Investment Banking Services.

               D. From time to time hereafter, Carlyle may provide investment banking, financial advisory and other services to the Company with respect to
(i) any acquisitions and divestitures by the Company or any of its subsidiaries, including, without limitation, the sale of substantially all of the assets of the Company, whether by a sale of assets or equity interests of the Company, by merger or otherwise, or the acquisition or sale of any subsidiary or division of the Company, or (ii) the public or private sale of debt or equity interests of the Company or any of its affiliates or any similar financing transactions. The services provided pursuant to this Section II. D and the Transaction Investment Banking Services shall be collectively referred to herein as the "Investment Banking Services." The Oversight Services and the Investment Banking Services provided shall be referred to herein as the "Services."

          III. FEES.

               A. In consideration of the performance of the Oversight Services contemplated by Section II. B hereof, the Company agrees to pay to Carlyle an aggregate per annum fee (the "Annual Fee") (x) for the period commencing on the date hereof and continuing until December 31, 2005, in the amount of $106,850 and (y) for the period commencing January 1, 2006, and continuing until such time as this Agreement is terminated in accordance with Section VI, in the amount of $1,000,000 per annum. The Annual Fee shall be payable quarterly in advance beginning the date hereof. Fee payments shall be non-refundable.

               B. In consideration of the Transaction Investment Banking Services provided to the Company, the Company shall, on the date hereof, pay to Carlyle an aggregate amount equal to the product of (x) $7.5 million, and (y) a fraction, the numerator of which is equal to the aggregate dollar amount that Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. (the "Carlyle Fund Entities") and/or their designees contribute to the Company pursuant to that certain Equity Commitment Letter, dated as of July 28, 2005, by and among the Carlyle Fund Entities and the Company (the "Carlyle Contribution Amount"), and the denominator of which is equal to the sum of (i) the Carlyle Contribution Amount and (ii) the Investor

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Contribution Amount. The "Investor Contribution Amount" shall mean the sum of
(i) the number of shares of common stock of SS&C that Investor contributes to the Company pursuant to the Contribution Agreement, multiplied by $37.25, and
(ii) (x) the number of shares of common stock of SS&C that would be issuable upon the exercise in full of all outstanding options to purchase common stock of SS&C held by Investor immediately prior to the Effective Time (as defined in the Merger Agreement), multiplied by $37.25, minus (y) the aggregate amount of exercise prices that would be payable upon exercise in full of all such options. In consideration of any additional Investment Banking Services provided by Carlyle to the Company and any other services (other than Oversight Services and Transaction Investment Banking Services provided by Carlyle to the Company), Carlyle shall be entitled to receive additional reasonable compensation as agreed upon by the parties hereto.

               C. In consideration of Investor's agreement to commit equity to the Company pursuant to the Contribution Agreement and Investor's entry into the Employment Agreement, the Company shall, on the date hereof, pay to Investor an aggregate amount equal to (A) the product of (x) $7.5 million, and (y) a fraction, the numerator of which is equal to the Investor Contribution Amount, and the denominator of which is equal to the sum of (i) the Carlyle Contribution Amount, and (ii) the Investor Contribution Amount, minus (B) all applicable federal, state and local taxes required to be withheld by the Company with respect to such payment.

          IV. OUT-OF-POCKET EXPENSES.

          In addition to the compensation payable to Carlyle pursuant to Section III hereof, the Company shall, at the direction of Carlyle, pay directly, or reimburse Carlyle for, its reasonable Out-of-Pocket Expenses. For the purposes of this Agreement, the term "Out-of-Pocket Expenses" shall mean the amounts actually paid by Carlyle in cash in connection with its performance of the Services, including, without limitation, reasonable (i) fees and disbursements (including underwriting fees) of any independent auditors, outside legal counsel, consultants, investment bankers, financial advisors and other independent professionals and organizations, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications or similar services and (iii) transportation, telephone calls, word processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Carlyle to the Company of the statement in connection therewith.

          V. INDEMNIFICATION.

          The Company will indemnify and hold harmless Carlyle and its officers, employees, agents, representatives, members and affiliates (each being an "Indemnified Party") from and against any and all losses, costs, expenses, claims, damages and liabilities (the "Liabilities") to which such Indemnified Party may become subject under any applicable law, or any claim made by any third party (other than an affiliate of Carlyle), or otherwise, to the extent they relate to or arise out of the performance of the Services contemplated by this Agreement or the engagement of Carlyle pursuant to, and the performance by Carlyle of the Services contemplated by, this Agreement. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) as they are

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incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto, provided that, subject to the following sentence, the Company shall be entitled to assume its defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment. Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim or proceeding in which the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. Provided that the Company is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the consent of the Company. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of Carlyle. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted solely from the gross negligence or willful misconduct of Carlyle.

          VI. TERMINATION.

          This Agreement shall become effective on the date hereof and shall continue in effect until the date as of which Carlyle or one or more of its affiliates no longer collectively control, in the aggregate, at least 5% of the outstanding shares of the common stock of the Company, or such earlier date as the Company, Carlyle and Investor (for so long as he shall continue to hold at least 10% of the outstanding shares of the common stock of the Company) may mutually agree; provided that, upon the consummation of a public offering of the common stock of the Company pursuant to a registration statement filed in accordance with the Securities Act of 1933, as amended, this Agreement may be unilaterally terminated by Carlyle or, in the event that Investor shall then hold at least 10% of the outstanding shares of the common stock of the Company, Investor. The provisions of Sections V, VII and VIII and otherwise as the context so requires shall survive the termination of this Agreement.

          VII. OTHER ACTIVITIES.

          Nothing herein shall in any way preclude Carlyle or its officers, employees, agents, representatives, members or affiliates from engaging in any business activities or from

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performing services for its or their own account or for the account of others, including for Company that may be in competition with the businesses conducted by the Company.

          VIII. GENERAL.

               A. No amendment or waiver of any provision of this Agreement, or consent to any departure by any party from any such provision, shall be effective unless the same shall be in writing and signed by Carlyle, the Company and, for so long as he shall continue to hold at least 10% of the outstanding shares of the common stock of the Company, Investor, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

               B. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the parties hereto; provided, however, that Carlyle may assign or transfer its duties or interests hereunder to a Carlyle affiliate with the written consent of Investor (for so long as he shall continue to hold at least 10% of the outstanding shares of the common stock of the Company), which such consent will not be unreasonably withheld or delayed.

               C. Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

          If to Carlyle:     Carlyle Partners IV, L.P.
                             c/o The Carlyle Group
                             101 South Tryon Street, 25th Floor
                             Charlotte, NC 28280
                             Attention: Claudius E. Watts IV

          If to the Company: Sunshine Acquisition Corp.
                             80 Lamberton Road
                             Windsor, CT 06095
                             Attention: Stephen V.R. Whitman

          If to Investor:    Sunshine Acquisition Corp.
                             80 Lamberton Road
                             Windsor, CT 06095
                             Attention: William C. Stone

               D. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

               E. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the choice of law principles

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therein). Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section VIII(C). Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section VIII(C) shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

               F. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts. Each set of counterparts showing execution by all parties shall be deemed an original, and shall constitute one and the same instrument.

               G. The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.

                                        TC GROUP, L.L.C.,

                                        By: TCG Holdings, L.L.C.,
                                            its Managing Member


                                        By: /s/ Claudius E. Watts, IV
                                            ------------------------------------
                                        Name: Claudius E. Watts, IV
                                        Title: Managing Director


                                        SUNSHINE ACQUISITION CORPORATION


                                        By: /s/ William C. Stone
                                            ------------------------------------
                                        Name: William C. Stone
                                        Title: Chief Executive Officer


                                        INVESTOR


                                        By: /s/ William C. Stone
                                            ------------------------------------
                                        William C. Stone

Management Agreement